                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       ----------------------------------
                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (date of earliest event reported)  November 10, 2000
                                                        -----------------



                            The Netplex Group, Inc.
                            -----------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                   New York
                                   --------
                (State or Other Jurisdiction of Incorporation)


             1-11784                                    11-2824578
             -------                                    ----------
    (Commission File Number)             (I.R.S. Employer Identification Number)


      1800 Robert Fulton Drive, Suite 250
                Reston, Virginia                                 20191
                ----------------                                 -----
    (Address of Principal Executive Offices)                  (Zip Code)


                                 (703) 716-4777
                                 --------------
              (Registrant's Telephone Number, Including Area Code)



                                 Not applicable
                                 --------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.


1.       Restructuring of Series D Preferred Stock; Issuance of Series E
         ---------------------------------------------------------------
         Preferred Stock
         ---------------

         On November 10, 2000, The Netplex Group, Inc. (the "Company), a New York corporation, entered into an Exchange, Redemption and Conversion Agreement (the "Exchange Agreement") with the holders of the Company's Series D Preferred Stock, HFTP Investment L.L.C., Fisher Capital Ltd. and Wingate Capital Ltd., that provides for the following:

         . the exchange of $6,177,000 of the original face amount of the Series D Preferred Stock and warrants held by the holders of the Series D Preferred Stock in exchange for the Company's issuance of $3,000,000 of its new Series E Preferred Stock;

         . the waiver by the holders of the Series D Preferred Stock of their right to receive further dividends under the Series D Preferred Stock

         . the waiver of certain other rights of the holders of the Series D Preferred Stock, including the right to acquire additional shares of Series D Preferred Stock, the right to require the Company to redeem the Series D Preferred Stock upon the occurrence of certain events beyond the Company's control, and the waiver of certain anti-dilution rights.

         Also, as part of the agreement, the Company redeemed 500 of the remaining 3,823 shares of Series D Preferred Stock at their original face value of $500,000, and sold to the holders of the Series D Preferred Stock 1,000 shares of the Company's common stock at a price of $0.65625 per share. As a result of that sale, the remaining 3,323 shares of Series D Preferred Stock will have an adjusted conversion price of $.65625. Upon execution of the agreements, the Series D Preferred Stockholders converted 1,178 shares of Series D Preferred Stock into 1,808,473 shares of common stock. The remaining 2,145 shares of Series D Preferred Stock that they hold will be convertible into 3,293,020 shares of common stock.

         The Series E Preferred Stock has terms similar to the restructured Series D Preferred Stock, with the primary exceptions being that the Series E Preferred Stock is redeemable for $3,000,000 at the Company's option on or before April 30, 2001, provided that the Company redeems at least $1,500,000 of such stock on or before January 30, 2001 and the Series E Preferred Stock accrues dividends at the rate of 7% per year. If the Series E Preferred Stock is not redeemed or upon the occurrence of certain other events, it becomes convertible into shares of common stock at a conversion price of $0.47 per share. Pursuant to a related Registration Rights Agreement, the Company has agreed to register with the Securities and Exchange Commission, within 90 days of the issuance of the Series E Preferred Stock, the resale of the 1,000 additional shares of common stock sold as part of the transaction as well as the shares issuable to the holders of the Series E Preferred Stock upon conversion of that stock to common stock.

         A copy of the Exchange Agreement, the Certificate of Amendment and the Registration Rights Agreement are filed as exhibits hereto and the description herein of the material terms of the transaction described herein is qualified by reference to such exhibits. In order to make certain provisions of the Agreement effective, and for the Company to avoid certain possible penalties, certain aspects of the transaction must also be approved by the stockholders of the Company or a waiver of such stockholder approval requirement must be granted by The Nasdaq Stock Market.


2.       Lack of Compliance with Debt Covenant; Negotiations with Silicon
         ----------------------------------------------------------------
         Valley Bank
         -----------

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         As of September 30, 2000, primarily due the third quarter restructuring charges, the Company was not in compliance with the covenant of its secured line of credit with Silicon Valley Bank that requires the Company to maintain tangible net assets of $4,000,000. The Company has notified the bank, but the bank has not issued any notice of default to the Company. The Company and the bank are in discussions to resolve the matter and to negotiate a mutually satisfactory amendment to the loan agreement as soon as practical.

B.       Exhibits

         1. Exchange, Redemption and Conversion Agreement, dated as of November 10, 2000, by and between The Netplex Group, Inc. and HFTP Investment L.L.C., Fisher Capital Ltd. and Wingate Capital Ltd.

         2. Registration Rights Agreement, dated as of November 10, 2000, by and between The Netplex Group, Inc. and HFTP Investment L.L.C., Fisher Capital Ltd. and Wingate Capital Ltd.

         3. Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Department of State of the State of New York on November 10, 2000 (the "Certificate of Amendment") establishing the terms of the Series E Preferred Stock;

         4. The Company's press release dated November 13, 2000, describing the restructuring transaction.


Signatures
----------

         In accordance with the requirements of the Securities Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 The Netplex Group, Inc.



Date:  November 11, 2000                         By: /s/ Gene F. Zaino
                                                 -------------------------------
                                                 Gene F. Zaino, Chairman of the
                                                   Board, President and Chief
                                                   Executive Officer

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